Exhibit 99.1

NEWS RELEASE

1717 West Collins Avenue

Orange, CA 92867

(714) 516-7400

Contact:	Gregory D. Waller Chief Financial Officer Phone: (714) 516-7400

For Immediate Release

SYBRON DENTAL SPECIALTIES, INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

ORANGE, CA (November 15, 2004): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the dental and orthodontic professions including the specialty markets of endodontics, implants and infection prevention, announced today its financial results for its fourth fiscal quarter and fiscal year ended September 30, 2004.

FOURTH QUARTER RESULTS

Net sales for the fourth quarter of fiscal 2004 totaled $145.7 million, an increase of 5.8% over the $137.7 million in net sales in the prior year period. Sybron’s internal net sales, which exclude currency fluctuations and the impact of acquisitions made in the past twelve months, grew 2.4% for the fourth quarter. The Company’s consumable products, which represented approximately 97% of total net sales in the fourth quarter of fiscal 2004, had an internal net sales growth rate of 4.2%. As expected, equipment sales declined by approximately 33.6% from the prior year period, which benefited from the introduction of the Company’s LED curing light in fiscal 2003.

Net income for the fourth quarter of fiscal 2004 was $16.1 million, or $0.40 per diluted share, compared with net income of $17.3 million, or $0.43 per diluted share, in the same period of the previous year. A one-time tax benefit contributed approximately $0.02 per diluted share to the Company’s net income in the fourth quarter of fiscal 2003.

In the fourth quarter of fiscal 2004, Sybron generated $19.5 million in free cash flow, defined as cash flows from operating activities of $25.0 million minus capital expenditures of $5.5 million. This compares with free cash flow of $30.8 million in the same period of the previous year (cash flows from operating activities of $34.6 million minus capital expenditures of $3.8 million).

“We had a very strong sales performance in the fourth quarter that was driven by three new products that will be important to our future growth: the Damon 3 self-ligating bracket, our Premise nanocomposite, and the Elements Obturation device for endodontic procedures,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “Each of these products is meeting or exceeding our sales expectations, and has excellent momentum going into fiscal 2005.

“We took a very aggressive sales and marketing approach to launching the Damon 3 bracket and Elements Obturation device in September, as well as preparing for the introduction of our new resin cement, MaxCem, including more extensive advertising and promotional mailings than we have historically utilized. These efforts temporarily increased our expense levels, but they generated broad awareness for these products that we will be able to leverage in the future. As the initial expenses related to the launch of these products decline, we expect to see solid improvement in our bottom-line results,” said Mr. Pickrell.

ORMCO AND KERR HIGHLIGHTS

During the fourth quarter, the internal net sales of the Company’s Ormco subsidiary grew 13.2%. Sales in the quarter were positively impacted by continued strong demand for the Damon 2 self-ligating bracket and our Inspire Ice™ clear-ceramic bracket, and the introduction of both the Damon 3 bracket and the Elements Obturation device. The Company had stronger than expected sales for the Damon 2 bracket during the fourth quarter, as most customers maintained their typical ordering patterns prior to the introduction of the Damon 3 bracket.

The Company’s high-end brackets – consisting of the Damon brackets, Inspire Ice, and Titanium Orthos brackets – have been highly effective in gaining market share. According to the Orthodontics Manufacturer’s Association, for the twelve months ended June 30, 2004, Sybron’s global market share in orthodontics increased by almost two percentage points.

During the fourth quarter, internal net sales of the Company’s Kerr subsidiary decreased by 5.1%. The negative internal net sales growth is primarily attributable to two factors:

•	A very strong internal net sales growth rate of 15.1% experienced in the fourth quarter of 2003, which was partially driven by significant dealer purchases ahead of price increases taking effect in the first quarter of fiscal 2004.

•	A decline in equipment sales following the launch of the popular LED curing light in fiscal 2003. Internal net sales of Kerr’s consumable products, which exclude equipment sales, decreased 1.7% in the fourth quarter.

Strong sales of our Premise nanocomposite, as well as a pickup in sales for its StandOut™ impression material, helped to offset the difficult comparison with the previous year period.

FOURTH QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the fourth quarter of 2004 were 54.8%, compared with 56.3% in the same period of the previous year. The decline in overall gross margin is primarily attributable to a lower gross margin at Kerr resulting from a higher percentage of sales of infection prevention products and dental burs in the fourth quarter of fiscal 2004, which carry lower gross margins.

Selling, general and administrative expenses (SG&A) were $51.0 million, or 35.0% of net sales, in the fourth quarter of 2004, compared with $46.3 million, or 33.6% of net sales, in the same period of the prior year. The increase in SG&A as a percentage of sales from the previous year is primarily attributable to an increase in legal expenses related to patent infringement lawsuits, as well as higher marketing expenses to support the launch of the Damon 3 self-ligating bracket, the Elements Obturation device, and MaxCem resin cement.

Research and development expenditures were $2.9 million in the fourth quarter of 2004, an increase of 13.6% from the $2.5 million of expenditures in the same period of the prior year.

Operating income for the fourth quarter of 2004 was $28.9 million, compared to $31.2 million in the fourth quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $32.7 million. Operating income was 19.8% and EBITDA was 22.5% of net sales for the quarter. Fourth quarter 2004 EBITDA is calculated by adding net income of $16.1 million, income taxes of $7.9 million, net interest expense of $4.8 million, and depreciation and amortization of approximately $3.9 million.

Sybron’s effective tax rate in the fourth quarter of fiscal 2004 was 33%, compared to a pro forma tax rate of 36% in the same period of the prior year, which excludes a one-time benefit of a tax settlement in Canada. The 36% pro forma tax rate for the fourth quarter of fiscal 2003 is calculated by adding the GAAP effective tax rate of 32.4% to the one-time benefit of the tax benefit in Canada of 3.6% of income before taxes. The reduced tax rate is primarily attributable to the benefits resulting from the Company’s consolidation of several of its European facilities into Switzerland, which has a lower tax rate.

Net trade receivables were $104.1 million and days sales outstanding (DSOs) were 58.8 days at September 30, 2004, which compares with 60.1 days at September 30, 2003. Net inventory was $93.7 million at the end of the fourth quarter and inventory days were 133 days, which compares to 130 days at September 30, 2003 and 123 days at June 30, 2004. The increase in inventory days from June 30, 2004 is primarily attributable to inventory builds related to the Damon 3 and Elements Obturation device product launches, as well as the introduction of the MaxCem self-adhesive cement in the first quarter of fiscal 2005. In addition, while the Company does not presently anticipate any potential work stoppage, inventory has been built ahead of the expiration of the Company’s current contract with union members at its Romulus, Michigan facility.

Please refer to the supplemental schedules provided on the Financial Report’s section of Sybron’s Investor Relations web site (www.sybrondental.com/investors/index.html) that detail the calculation of the Company’s DSOs and inventory days.

Capital expenditures were $5.5 million in the fourth quarter of fiscal 2004, compared with $3.8 million in the same period of the previous year.

The average debt outstanding for the quarter was approximately $230.3 million with an average interest rate of 8.0%. The Company paid down $12.5 million of debt in the fourth quarter, leaving total debt outstanding of approximately $220.5 million at September 30, 2004.

FULL YEAR 2004 FINANCIAL HIGHLIGHTS

The following is a summary of the key financial highlights in fiscal 2004:

•	Net sales totaled $574.0 million, compared to $526.4 million in fiscal 2003, an increase of 9.0%.

•	Net income was $62.1 million, or $1.54 per diluted share, compared with net income of $57.5 million, or $1.46 per diluted share, for fiscal 2003.

•	The effective tax rate was reduced to 33% from 36% in fiscal 2003.

•	$57.3 million of debt was retired, and cash increased to $40.6 million from $22.9 million at September 30, 2003.

•	Free cash flow was $63.5 million, defined as cash flows from operating activities of $77.5 million minus capital expenditures of $14.0 million.

•	Sybron’s capital structure was 42.5% debt and 57.5% equity at September 30, 2004, as compared to 57.2% debt and 42.8% equity at September 30, 2003.

CFO GREGORY D. WALLER TO RETIRE IN 2005

The Company also announced that Gregory D. Waller, Chief Financial Officer, intends to retire in 2005. Mr. Waller will remain as CFO until at least April 1, 2005, and possibly longer depending on the progress of the Company’s search for his replacement. Subsequent to his retirement, Mr. Waller will remain as a consultant to the Company for a period of at least one year.

“Greg has been an exceptional asset to the Company for more than 30 years, and we deeply appreciate all of his efforts to help build Sybron into one of the leading companies in the dental industry,” said Mr. Pickrell. “We wish Greg a very long and happy retirement.”

OUTLOOK

For the first quarter of fiscal 2005, Sybron expects revenue to range from $140 million to $144 million, and diluted earnings per share to range from $0.31 to $0.35.

For the full fiscal year 2005, Sybron expects revenue to range from $620 million to $630 million (with organic revenue growth at the high end of the Company’s historical 4%-6% growth rate), and diluted earnings per share to range from $1.70 to $1.80, an increase of 10-17% over fiscal 2004.

In support of its outlook for fiscal 2005, the Company cited the following catalysts for the anticipated growth in revenue and earnings:

•	Healthy end-user demand in all of its markets

•	The continued roll-out of the Damon 3 self-ligating bracket, and the introduction of products such as Damon wires and other high value peripheral products

•	The positive impact of recently introduced products such as Premise nanocomposite, Elements Obturation device, and MaxCem self-adhesive cement

•	The positive impact on gross margin from the facility rationalizations in Tijuana and Eastern Europe during fiscal 2004

•	A reduction of operating expenses as a percentage of sales for the core business to approximately 34.5% for the full year, as many near-term expenses related to patent litigation and failed mergers and acquisitions are expected to decline. However, the investments being made in expanding the sales force of recent acquisition, Innova LifeSciences, will result in total operating expenses in the mid-35% range.

•	A new mandate to improve operating margins at each subsidiary

•	The contribution from the recent acquisitions of Innova LifeSciences and the Bioplant synthetic bone regeneration product line

Commenting on the outlook for Sybron, Mr. Pickrell said, “We are very excited about the outlook for 2005 and beyond. We believe the current line-up of new consumable product offerings at both Ormco and Kerr is the strongest we have ever had. We are gaining market share in some of the largest and fastest growing categories in dentistry – such as composites and brackets – and also gaining exposure to new market areas such as periodontists and oral surgeons through our recent acquisitions. We believe the combination of these factors position us well to improve upon the overall organic growth rate we experienced in fiscal 2004.

“We also took a major step in our strategy to increase our exposure to faster growing areas of dentistry, with the acquisition of Innova LifeSciences, a well established player in the global dental implant industry. The worldwide dental implant market is growing at more than 15%

annually, and we expect this acquisition will have a positive impact on our overall organic growth rate in the years ahead.

“We believe we have good operating leverage following the efforts we have made throughout 2004 to streamline our operations. As a result, we expect our bottom-line growth will significantly outpace our revenue growth, and help us generate improved returns for our shareholders,” said Mr. Pickrell.

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA, free cash flow, and pro forma tax rate because management believes that certain investors use this information as measures of a company’s performance and ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron’s operating performance or cash flows as a measure of liquidity. Pro forma tax rate should not be considered as an alternative to, or more meaningful than, the Company’s effective tax rate. EBITDA, free cash flow, and pro forma tax rate have not been prepared in accordance with generally accepted accounting principals (GAAP). EBITDA, free cash flow, and pro forma tax rate, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL

The Company will host a conference call on Tuesday, November 16th at 10:00 a.m. Pacific Standard Time to review the information in this press release and respond to questions. The dial-in number for the call is (888) 273-9885 for domestic callers and (612) 332-0634 for international callers.

A recorded replay of the conference call will be offered beginning at 1:30 p.m. Pacific Standard Time on Tuesday, November 16th via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 751151 for domestic callers and (320) 365-3844, passcode 751151 for international callers. The telephone replay will be available through 11:59 p.m. Pacific Standard Time on November 19th, 2004.

The website replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to its future revenue; earnings per share; organic growth; the demand for its products; the introduction and sales of new products; the success of its self ligating orthodontic brackets; the benefits it will realize from the closing of its Tijuana and Eastern European facilities; the elimination of certain operating expenses; its ability to achieve improvements in its operating margins; and the contribution from its acquisitions are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company’s business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of value-added products for the dental and orthodontic professions and products for use in infection control. Sybron Dental Specialties develops, manufactures, and sells through independent distributors a comprehensive line of consumable general dental and infection prevention products to the dental industry worldwide. It also develops, manufactures, markets and distributes an array of consumable orthodontic, implant and endodontic products worldwide.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003
Net sales	$145,680	$137,743	$573,976	$526,391
Cost of sales	65,921	60,261	256,191	235,602
Restructuring charge	(143)	—	1,471	—

Total cost of sales	65,778	60,261	257,662	235,602
Gross profit	79,902	77,482	316,314	290,789
Selling, general and administrative expenses	50,747	45,972	201,716	177,545
Amortization of intangible assets	294	335	1,232	1,274

Total selling, general and administrative expenses	51,041	46,307	202,948	178,819

Operating income	28,861	31,175	113,366	111,970
Other expense:
Interest expense	(4,709)	(5,157)	(19,487)	(21,554)
Amortization of deferred financing fees	(415)	(408)	(1,625)	(1,645)
Other, net	331	(21)	451	804

Income before income taxes	24,068	25,589	92,705	89,575
Income taxes	7,943	8,288	30,593	32,123

Net income	$16,125	$17,301	$62,112	$57,452

Earnings per share:
Basic earnings per share	$0.41	$0.45	$1.61	$1.51

Diluted earnings per share	$0.40	$0.43	$1.54	$1.46

Weighted average basic shares outstanding	39,045	38,250	38,637	38,106
Weighted average diluted shares outstanding	40,584	40,407	40,253	39,328

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share amounts)

(unaudited)

	September 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$40,602	$22,868
Accounts receivable (less allowance for doubtful receivables of $2,094 and $2,247 at September 30, 2004 and 2003, respectively)	104,148	103,565
Inventories	93,689	84,239
Deferred income taxes	3,293	4,896
Prepaid expenses and other current assets	12,975	11,624

Total current assets	254,707	227,192
Property, plant and equipment, net of accumulated depreciation of $101,934 and $92,273 at September 30, 2004 and 2003, respectively	83,121	80,750
Goodwill	268,768	258,590
Intangible assets, net	16,178	16,455
Other assets	23,784	28,672

Total assets	$646,558	$611,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,512	$19,620
Current portion of long-term debt	882	3,714
Income taxes payable	17,089	16,274
Accrued payroll and employee benefits	29,712	28,712
Restructuring reserve	711	1,486
Accrued rebates	9,475	9,872
Accrued interest	3,620	3,901
Other current liabilities	12,291	10,917

Total current liabilities	93,292	94,496
Long-term debt	69,589	124,008
Senior subordinated notes	150,000	150,000
Deferred income taxes	12,266	13,748
Other liabilities	22,639	21,422

Total liabilities	347,786	403,674
Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000 shares, 39,307 issued and 38,285 shares issued and outstanding at September 30, 2004 and 2003, respectively	393	383
Additional paid-in capital	93,817	74,934
Retained earnings	188,156	126,044
Accumulated other comprehensive income	16,406	6,624

Total stockholders’ equity	298,772	207,985

Total liabilities and stockholders’ equity	$646,558	$611,659

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$62,112	$57,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,361	11,336
Amortization of intangible assets	1,232	1,274
Amortization of deferred financing fees	1,625	1,645
Gain on sales of property, plant and equipment	(253)	(365)
Provision for losses on doubtful receivables	916	400
Inventory provisions	4,406	3,776
Deferred income taxes	(950)	3,232
Tax benefit from issuance of stock under employee stock option plan	4,749	604
Changes in assets and liabilities, net of effects of businesses acquired:
Increase in accounts receivable	(356)	(21,548)
(Increase)/decrease in inventories	(9,880)	7,737
(Increase)/decrease in prepaid expenses and other current assets	(1,299)	2,997
Increase/(decrease) in accounts payable	(115)	4,110
Increase in income taxes payable	815	12,701
Increase in accrued payroll and employee benefits	1,474	8,804
Increase/(decrease) in accrued rebates	(397)	4,246
Decrease in restructuring reserve	(775)	(2,644)
Decrease in accrued interest	(281)	(704)
Increase in other current liabilities	1,374	1,226
Net change in other assets and liabilities	(194)	(9,114)

Net cash provided by operating activities	77,564	87,165

Cash flows from investing activities:
Capital expenditures	(14,037)	(9,153)
Proceeds from sales of property, plant, and equipment	333	5,359
Net payments for businesses acquired	(6,702)	(16,237)
Payments for intangibles	(960)	(1,418)

Net cash used in investing activities	(21,366)	(21,449)

Cash flows from financing activities:
Proceeds from credit facility	135,000	163,000
Principal payments on credit facility	(185,715)	(226,361)
Proceeds from long-term debt	2,614	4,063
Principal payments on long-term debt	(9,366)	(4,477)
Payment of deferred financing fees	—	(473)
Cash received from exercise of stock options	12,972	4,004
Cash received from ESP Plan	1,172	—

Net cash used in financing activities	(43,323)	(60,244)

Effect of exchange rate changes on cash and cash equivalents	4,859	4,744
Net increase in cash and cash equivalents	17,734	10,216
Cash and cash equivalents at beginning of period	22,868	12,652

Cash and cash equivalents at end of period	$40,602	$22,868

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

INTERNAL GROWTH

For periods ended September 30, 2004

	Professional Dental	Orthodontics	Total SDS
Quarter	-5.1%	13.2%	2.4%
Year to date	-2.5%	10.8%	3.1%

	Total SDS
	Foreign	Domestic
Quarter	-3.5%	6.8%
Year to date	2.2%	3.8%

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